Exhibit 99.2

The Special Committee of the Board of Directors

Kenneth Cole Productions, Inc.

603 West 50th Street

New York, New York 10019

February 27, 2012

Kenneth D. Cole

Kenneth Cole Productions, Inc.

603 West 50th Street

New York, New York 10019

Dear Mr. Cole,

The Special Committee of the Company’s Board of Directors (the “Special Committee”) has been formed to review your offer to acquire the stock of the Company not owned by you.  The Special Committee has also been authorized to solicit expressions of interest or other proposals for alternative transactions, to the extent the Special Committee deems appropriate, and to review any such alternative transaction that may be proposed by third parties.  In that regard, we note that your letter to the Company of February 23, 2012, states that you are unwilling to consider any alternative proposals.  The members of the Special Committee believe, however, that it is their duty to consider all such alternatives that may be available to shareholders and request, therefore, that you reconsider your stated position with respect to such proposals.

We also ask that you bear in mind that any material nonpublic information regarding the Company in your possession is a proprietary asset of the Company and must not be shared with third parties without the consent of the Special Committee.  We have advised employees of the Company that any communications or requests for information relating to your offer that they receive are to be directed by them to the Special Committee, and that they may not respond to such communications or requests without the written approval of the Special Committee.

The Special Committee has begun the process of engaging a financial adviser and we request that you advise us of any parties that may be acting in concert with you in regard to your offer so that we can avoid any conflicts in our choice of adviser.  Following our selection of an adviser, we will respond to you in due course.

Very truly yours,

/s/  Denis F. Kelly

Denis F. Kelly

Chair of the Special Committee

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